Exhibit 10.1
WORLD WRESTLING ENTERTAINMENT, INC.
1241 East Main Street
Stamford, Connecticut 06902
Attn: Edward L. Kaufman
As of May 20, 2005
Joel Simon
c/o Del, Shaw, Moonves, Tanaka & Finkelstein
2029 Century Park East
Suite 3910
Los Angeles, California 90067
Attention: Jeffrey S. Finkelstein, Esq.

Re:	Employment Agreement
Gentlemen:
The following sets forth the material terms and conditions of the agreement (“Agreement”) between World Wrestling Entertainment, Inc. (“the Company”) and you in connection with your anticipated employment by the Company as President of WWE Films (“the Division”).
In consideration of the mutual covenants and conditions contained herein, the Company and you have agreed as follows:
1.	Term: The Company hereby employs you for a term of two (2) years commencing on Friday, May 20, 2005 (“Effective Date”), unless earlier terminated as provided for herein (“Term”). For purposes of this Agreement, a “Contract Year” shall mean a one (1) year period commencing on the Effective Date or any anniversary thereof.

2.	Duties/Title: During the Term, you shall serve as President of the Division. You shall report directly to Vincent K. McMahon and Linda E. McMahon (collectively, the “McMahons”), and all employees of the Division shall report directly to you. You shall be primarily responsible for the Division, which will develop and produce film, television and direct-to-video projects for the Company, excluding wrestling and wrestling-based projects (“Division Projects”). You shall also be primarily responsible for the management and supervision of all business and operations of the Division Projects, including without limitation, the development, financing, production, and distribution of motion pictures, television and direct-to-video programs for Division. You shall also be assigned such additional areas of responsibility and shall perform such duties, generally consistent with the foregoing, as the McMahons shall from time to time reasonably determine. During the Term, you shall faithfully perform the duties required of your office, and shall devote your full business time and best efforts to the performance of your duties to the Division and the Company. Your services to the Company shall be rendered on a full-time, in person, and exclusive basis. Notwithstanding the foregoing, you may render limited outside services in connection with non-interfering charitable and political activities, if any, provided that in no event shall such outside services materially interfere with your services to the Company and the Division, which shall have first priority throughout the Term.
3.	Cash Compensation:
a)	Base Salary: Company shall pay you Four Hundred Twenty Five Thousand Dollars ($425,000) for the First Contract Year and Five Hundred Thousand Dollars ($500,000) for the Second Contract Year, payable in equal installments over the course of each Contract Year in accordance with Company’s regular payroll practices.

b)	Incentive Compensation: In connection with each Division Project fully-financed by third party studios, distributors or production companies other than (i) projects developed primarily by third party studios, distributors or production companies (i.e., projects not developed in material collaboration with the Division), and as to which WWE does not actively render development or production services; and/or (ii) projects brought to the Company primarily in connection with casting WWE talent in such projects and as to which WWE does not actively render development or production services, you shall receive: (i) ten percent (10%) of the fixed (non-refundable) fees; and (ii) five percent (5%) of all contingent compensation (including, without limitation, backend participations, bonuses, deferments and advances), in each case actually paid to or retained by Company and/or any of its other executives, in connection with each such Division Project after deduction of directly related outside attorney and agent fees, if any. In connection with each Division Project fully-financed or co-financed by the Division or the Company (or another Company entity, affiliate, subsidiary or parent [hereafter included in the term “Company”]), you shall receive: (i) an amount equal to ten percent (10%) of the Division’s and/or Company’s guaranteed and/or deferred producer fee (if any) for such Division Project payable on the same terms as such fee is payable to the Division and/or Company from the distribution and other exploitation (including any and all subsidiary and ancillary rights) of the applicable picture throughout the universe, in all media, in perpetuity, from all sources, less, on a continuing basis, all actual, out-of-pocket costs actually incurred by the Division or Company directly in connection with the development, production, distribution, promotion and advertising, and other exploitation of the applicable picture and verifiable amounts, if any, advanced by the completion bond company in connection with such picture (“Company’s Costs”), plus interest (calculated at the then-current prime rate plus 1%) on Company’s

Costs; and (ii) an amount equal to five percent (5%) of all non-refundable monies actually received by Division or Company from the distribution and other exploitation (including any and all subsidiary and ancillary rights) of the applicable picture throughout the universe, in all media, in perpetuity, from all sources, less, on a continuing basis, all Company Costs plus interest (calculated at the then-current prime rate plus 1%) on Company’s Costs, and to the extent deducted in calculating the monies received by Division or Company from distribution and/or exploitation of the applicable picture, Company’s guaranteed and/or deferred producing fee (if any). In connection with any Division Project that was not originated by the Division, the Company shall give good faith consideration on a case-by-case basis as to whether you shall be paid a percentage of fixed fees or contingent compensation payable to the Company in connection with such project. It is hereby agreed that you shall receive payments for “The Marine” and “See No Evil” (formerly known as “The Untitled Kane Horror Project”) as provided in the amendment dated as of August 26, 2004, to your prior agreement, dated as of April 29, 2002, and, in accordance with such amendment, you shall not receive compensation for the projects listed therein as projects for which you will not receive compensation.

c)	Annual Discretionary: In addition to the compensation set forth above, you shall be eligible for an annual discretionary bonus, the amount of which shall be determined by Company in its sole discretion. Such discretionary bonus shall be payable, if at all, within ninety (90) days after the end of each Contract Year.

d)	Taxes: Any and all cash compensation payable to you pursuant to this Section 3 shall be subject to applicable withholding and shall be payable in accordance with the Company’s standard payroll practices.
4.	Restricted Stock Units: You have been granted a total of Twenty Five Thousand (25,000) restricted stock units of the Company. The terms of the restricted stock units shall be governed by the standard terms of Company’s form of restricted stock agreement on file with the SEC and the Company’s Long Term Incentive Plan. (You acknowledge receipt of the foregoing grant as of the date of your signature of this Agreement).

5.	Credit: For each Division Project, you shall receive the following credit:
a)	For television projects: Subject to network requirements and third party obligations, executive producer credit on a separate card (or a card shared only with the McMahons) and in all paid advertisements issued by or under the control of Company or in which the McMahons are named subject to customary exclusions.

b)	For theatrical feature films: Subject to studio and third party obligations, “Produced by” or executive producer credit (at your election) on the screen on all positive prints of the Picture on a separate card in the main titles, and in all paid advertisements issued by or under the Control of Company or in which the McMahons are named, subject to customary exclusions.

c)	For direct to video productions: Subject to studio and third party obligations, “Produced by” or executive producer credit (at your election) on the screen on all positive prints of the Picture on a separate card in the main titles, and in all paid advertisements issued by or under the Control of Company or in which the McMahons are named, subject to customary exclusions.

Subject to the foregoing, all matters regarding such credit shall be determined by the Company in its sole discretion. No casual or inadvertent failure by Company or any third party to comply with the provisions of this Paragraph shall be deemed to be a breach of this Agreement by the Company, provided that after receipt of written notice specifying in detail any material failure to accord credit, Company agrees to use reasonable efforts to prospectively cure any such failure which is economically practicable to cure. Company shall use reasonable, commercial efforts to advise Company’s third party licensees of the foregoing credit provisions.
6.	Overhead Commitment: The Company has hired a minimum of one (1) development executive and two (2) assistants, who are full-time employees of the Division. One of such assistants is exclusive to you. Salary levels for such employees shall be reasonable, but within customary Company parameters for similar positions. Notwithstanding the foregoing, the Company acknowledges that the initial salary level of the Division’s development executive may be up to One Hundred Fifty Thousand Dollars ($150,000) per year, with appropriate annual increases thereafter. Other terms of employment and actual hires shall be subject to the Company’s final approval.

7.	Development Budget: You and Company shall mutually agree upon an appropriate minimum rolling annual development budget commitment to be funded by the Company.

8.	Benefits / Expenses / Etc.:
a)	Expenses: During the Term, the Company shall reimburse you, in accordance with Company’s policies and procedures, for all reasonable and necessary business expenses and first class travel expenses incurred by you. Company shall cover all your business-related cellular telephone expenses.

b)	Vehicle Allowance: During the Term, you shall be entitled to receive from Company a vehicle allowance of $1,100 per month.

c)	Vacation: During the Term, you shall be entitled to three (3) weeks paid vacation during each Contract Year.

d)	Office/Assistant: The Company shall provide you with a private office during the Term as part of the reasonable office space to be approved in advance by Company.

e)	Company Plans: During the Term, you shall be entitled to participate in and enjoy the benefits of any health, life, disability, retirement, pension, group insurance, or other similar plan or plans which may be in effect or instituted by the Company for the benefit of senior executives generally, upon such terms as may be therein provided.
9.	Standard Terms and Conditions: This Agreement is further subject to the provisions of Company’s Standard Terms and Conditions, attached hereto as Exhibit A and by this reference incorporated herein. If there is a conflict or inconsistency between the provisions of the Standard Terms and Conditions and this Agreement, the provisions of this Agreement shall prevail.

10.	Miscellaneous: This agreement, and the Standard Terms and Conditions attached hereto as Exhibit A, represents the entire understanding between the parties hereto with respect to its subject matter. The parties have a previous agreement, dated April 29, 2002 and amended August 26, 2004 (the “Former Agreement”), which will remain in effect with respect to compensation relating to specified Division Projects produced thereunder and to projects excluded from compensation. The Company has granted to you 125,000.00 options under the Former Agreement which options shall remain in effect in accordance with their terms. Except for the foregoing, this Agreement shall supersede any prior or contemporaneous agreements and may not be waived or amended, except by a written instrument signed by you and an authorized signatory of Company.
Please sign below to indicate your acceptance of the foregoing:
WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ Linda E. McMahon

Its:	Chief Executive Officer

Date:	November 11, 2005

ACCEPTED AND AGREED:

/s/ Joel Simon

JOEL SIMON

Date:	10/31/05

EXHIBIT A
STANDARD TERMS AND CONDITIONS
Standard Terms and Conditions to the agreement (“Agreement”) between World Wrestling Entertainment, Inc. (“Company”) and Joel Simon (“Employee”) dated as of May 20, 2005.
1.	TERMINATION OF EMPLOYMENT:
(a)	Termination by the Company other than for Cause: The Company shall be permitted to discharge Employee other than for Cause (as hereafter defined), in which case Employee’s employment shall immediately terminate. In the event of a termination other than for Cause, and subject to Employee’s continued compliance with the provisions of Section 2 of these Standard Terms and Conditions, the Company shall pay Employee either: (i) his then current base salary for a period of twelve (12) months after the date of termination, if such termination occurred within the first Contract Year; or (ii) his then current base salary for the remainder of the Term, if such termination occurred during the second Contract Year (the foregoing, the “Severance Payment”). Employee will have no duty to mitigate by seeking other employment during the remainder of the Term in which any such termination occurs, and if other income is obtained during the remainder of such Term, the Company will not have a right to offset Employee’s base salary in connection with such other income. In the event that Employee is terminated pursuant to this subparagraph: (i) Employee shall also be entitled to Incentive Compensation and Credit (pursuant to Paragraphs 3(b) and 5 of the Agreement) in connection with any Division Projects put into development by Division prior to Employee’s termination; and (ii) such vested and retirement benefits as Employee may be entitled to under any employee benefit or pension plan, provided that the terms of such plan provide that Employee shall be permitted to retain the benefit thereof under such circumstance.

(b)	Death or Disability: Employee’s employment by the Company shall immediately terminate upon Employee’s death and, at the Company’s option, may terminate upon the Employee’s Disability. For purposes of this Agreement, “Disability” shall occur if (i) Employee becomes eligible for full benefits under a long-term disability policy provided by the Company, if any, or (ii) the Company’s board of directors determines that the Employee has been unable, due to physical or mental illness or incapacity, to perform the essential duties of his employment with reasonable accommodation for a continuous period of sixty (60) days or for an aggregate of ninety (90) days during any consecutive twelve (12) months. Upon termination of employment due to death or Disability, the Company shall have no further obligation to make payments under this Agreement, other than (i) compensation payments, payments in respect of accrued but unpaid vacation and reimbursement for business expenses, in each case due, accrued or payable as of the date of Employee’s death or Disability; (ii) Incentive Compensation and Credit (pursuant to Paragraphs 3(b) and 5 of the Agreement) in connection with any Division Projects put into development by Division prior to Employee’s termination and (iii) such vested and retirement benefits as Employee may be entitled to under any employee benefit or pension plan, provided that the terms of such plan provide that Employee shall be permitted to retain the benefit thereof under such circumstances. In the event of Employee’s Disability, Employee will not be entitled to receive all or any part of the Severance Payment. Notwithstanding the foregoing, in the event of Employee’s death, Company shall pay Employee’s estate the balance of Employee’s then current base salary for the remainder of the Term. Employee waives any right under the Americans with Disabilities Act to challenge the legality of this provision and any bona fide termination based on it.

(c)	Termination by Employer for Cause. The Company shall be permitted to discharge Employee for Cause, in which case Employee’s employment shall immediately terminate. For purposes hereof, “Cause” shall mean (i) Employee’s act of fraud, misappropriation, embezzlement or dishonesty with respect to the Company; (ii) Employee’s conviction of, or plea of guilt or no contest to, a felony; (iii) Employee’s intentional misconduct in the performance of his or her duties which is not promptly remedied upon receipt of notice thereof from the Company; (iv) Employee’s disregard of any lawful instruction from, or policy established by the McMahons or the Company’s board of directors which is not promptly remedied upon receipt of notice thereof from the Company; or (v) Employee’s breach of any other material provision of this Agreement which is not promptly remedied upon receipt of notice thereof from the Company. Upon termination of Employee’s employment for Cause, the Company shall have no further obligation to make payments under this Agreement, other than (i) compensation payments, payments in respect of accrued but unpaid vacation and reimbursement for business expenses, in each case due, accrued or payable as of the date of such termination and (ii) such vested retirement benefits as Employee may then be entitled to under any employee benefit or pension plan, provided that the terms of such plan provide that Employee shall be permitted to retain the benefit thereof under such circumstances. In the event of Employee’s termination for Cause, Employee will not be entitled to receive all or any part of the Severance Payment.

(d)	Termination by Employee for Cause. Employee may terminate this Agreement at any time if the Company fails to make the payments required by this Agreement within ten (10) business days following written notice from Employee describing such nonpayment or if the Company breaches any other material provision of this Agreement and fails to cure such breach within thirty (30) days following written notice from Employee describing such breach in detail. Upon termination pursuant to this Section, the Company shall have no further obligation to make payments under this Agreement, other than, subject to Employee’s continued

compliance with the provisions of Section 2 of these Standard Terms and Conditions, (i) accrued unpaid compensation payments, and payments in respect of accrued but unpaid vacation and reimbursement for business expenses, in each case due, accrued or payable as of the date of such termination; (ii) Incentive Compensation and Credit (pursuant to Paragraphs 3(b) and 5 of the Agreement) in connection with any Division Projects put into development by Division prior to Employee’s termination; (iii) such vested and retirement benefits as Employee may be entitled to under any Employee benefits or pension plan; (iv) his then current base salary for a period of twelve (12) months after the date of termination, if such termination occurred within the first Contract Year or his then current base salary for the remainder of the Term if such termination occurred after the first Contract Year.
2.	CONFIDENTIALITY AND NON-USE OF CONFIDENTIAL INFORMATION:
(a)	Except as shall be strictly necessary in Employee’s performance of his or her duties under this Agreement, Employee (i) shall maintain the confidentiality of all memoranda, notes, records, scripts, stories, events, artwork, videotape, film, and any other material compiled by Company or Division employees (including Employee), or any material made available to Employee in connection with a Division Project, or any material concerning the business of Company, Division or of any clients or partners of Company or Division that is not known to the general public (“Confidential Information”), and (ii) shall not use for his or her direct or indirect benefit, or the direct or indirect benefit of any person not a party to this Agreement, any of the Confidential Information. The Employee’s obligation of confidentiality shall not apply with respect to disclosures of Confidential Information that are compelled by any legal, administrative or investigative proceeding before any court, or any governmental or regulatory authority, agency or commission; provided, that the Employee shall notify the Company immediately thereof and cooperate with the Company in obtaining a protective order or other similar determination with respect to such Confidential Information.

(b)	Promptly upon the request of the Company, and in any event, promptly upon the expiration or earlier termination of Employee’s employment hereunder, the Employee shall (i) discontinue all use of the Confidential Information except as necessary to conclude the business of Company and (ii) return to the Company all materials furnished by the Company, or otherwise acquired by or in the possession or control of the Employee, that relates to or contains any Confidential Information. The Company’s request for the Employee’s return of Confidential Information shall not be deemed to constitute a termination of the Employee’s employment under this Agreement.

3.	OWNERSHIP OF PROCEEDS & MATERIALS:

Subject to the terms of the Agreement, Company shall own all of the results and proceeds of the services of Employee hereunder as a “work-made-for-hire” in any and all media throughout the world in perpetuity; provided, however, to the extent that such work or the results and proceeds hereof is not deemed a work-made-for-hire under any jurisdictions, Employee irrevocably assigns, transfers and conveys to Company any such work or results and proceeds of Employee including any so-called “rights of author” in any and all media throughout the world in perpetuity. Without limiting the generality of the foregoing, Employee hereby assigns all of the foregoing rights to Company and Employee hereby irrevocably assigns, licenses and grants to Company, throughout the universe, in perpetuity, the rights, if any, of Employee to authorize, prohibit and/or control the renting, lending, fixation, reproduction and/or other exploitation of any Division Project (as defined in the Agreement) by any media or means now known or hereafter devised as my be conferred upon Employee under any applicable laws, regulations or directives, including, without limitation, any so-called “Rental and Lending Rights” pursuant to any European Economic Community directives and/or enabling or implementing legislation, laws or regulations enacted by the member nations of the EEC. Employee hereby acknowledges that the compensation payable hereunder includes adequate and equitable remuneration for the Rental and Lending Rights and constitutes a complete buy-out of all Rental and Lending Rights. In connection with the foregoing, Employee hereby irrevocably grants unto Company, throughout the universe, in perpetuity, the right to collect and retain for Company’s own account any and all amounts payable to Employee in respect of Rental and Lending Rights and hereby irrevocably direct any collecting societies or other persons or entities receiving such amounts to pay such amounts to Company, and to the extent Company does not so collect such amounts, or is deemed ineligible to collect such amounts, Company may, in Company’s sole discretion, deduct from any and all amounts otherwise payable to Employee under this Agreement any and all amounts paid or payable to Employee by any party in respect of Rental and Lending Rights.
4.	WARRANTIES:

Employee represents and warrants that:
(a)	Employee is free to enter into and fully perform under this Agreement;

(b)	All results and proceeds of Employee’s services hereunder (“Material”) shall be Employee’s sole and original creation (except to the extent based on assigned material or material in the public domain), and that, to the best of Employee’s knowledge (or that which Employee should have known in the exercise of reasonable prudence), nothing contained therein violates the rights of any third party;

(c)	Employee owns and/or otherwise controls all rights in and to the Material (except if based on assigned material);

(d)	Employee has the sole right and authority to enter into this Agreement and to sell and assign all of the rights, titles, interests and benefits sold and assigned hereunder;

(e)	Employee has not heretofore granted, assigned, mortgaged, pledged or hypothecated any right, title or interest which Employee has in and to the Material; Employee further warrants and represents that Employee will not do so during the effective term of this Agreement;

(f)	To the best of Employee’s knowledge (or that Employee should have known in the exercise of reasonable prudence), there are no adverse claims nor is there pending any litigation or threat of litigation in or against the Material which would interfere with the rights granted hereunder, by or through Employee, by any person, firm or corporation;

(g)	Employee had not heretofore produced or authorized the production of any motion picture based in whole or in part on the Material;

(h)	There is no other contract or assignment affecting Employee’s rights in and to the Material which would interfere with the rights granted hereunder.
5.	INDEMNITY:

Employee agrees to indemnify and hold harmless Company, its licensees, successors and assigns (and their respective officers, directors, shareholders, contractors, employees, attorneys, and agents) from and against any and all liabilities, claims, costs, damages, losses, judgments or expenses (including, without limitation, reasonable outside attorneys’ fees, whether or not in connection with litigation) (collectively, “Claims”) arising out of or in connection with any breach or warranty, undertaking, representation or agreement made or entered into hereunder by Employee. Company agrees to defend, indemnify and hold harmless Employee from and against any and all Claims arising out of or in connection with (i) the development, production, distribution, or other exploitation of any films or programs produced pursuant to this Agreement, or any work derived therefrom; (ii) any material added to such films and programs by Company, excluding matters covered by Employee’s indemnity above; (iii) any material breach by Company; and (iv) any Claims arising from or in connection with Employee’s services or engagement hereunder (within the course and scope of Employee’s employment hereunder), excluding matters covered by Employee’s indemnity above. Employee agrees that

Company shall have the sole right to control the legal defense against any Claims, demands or litigation, including the right to select counsel of its choice (provided Employee may retain Employee’s own counsel at Employee’s sole expense) and to compromise or settle any such Claims, demands or litigation.
6.	INSURANCE:

Company shall include Employee as an additional insured under Company’s (i) general liability insurance policy, (ii) directors and officers insurance policy, and (iii) standard errors and omissions insurance policy relating to the Division Projects, for only such time and to such extent as such insurance policies are carried by Company. The foregoing obligations shall be subject to the terms and conditions of each such policy.

7.	REMEDIES:

Employee acknowledges and agrees that a breach by him or her of any provision of this Agreement, including, without limitation a breach of any of the covenants contained herein, cannot be reasonably or adequately compensated in damages in an action at law, and that the Company shall be entitled to, among other remedies, seek injunctive relief which may include, but shall not be limited to, (i) restraining Employee from rendering any service or engaging in any action that would constitute or cause a breach or violation of this Agreement, (ii) obtaining specific performance to compel Employee to perform his or her obligations and covenants hereunder and (iii) obtaining damages available either at law or in equity.

8.	DISCLOSURE:

Employee acknowledges the Company may provide a copy of this Agreement or any portion hereof to any person with, through or on behalf of whom Employee may, directly or indirectly, breach or threaten to breach any of the provisions of this Agreement. Furthermore, the Company may file this Agreement with all appropriate government agencies, including, without limitation, the Securities Exchange Commission.

9.	ASSIGNMENT:

Company has the right to assign to any assignee the right to utilize and exploit the results and proceeds of the services of Employee pursuant to this Agreement hereunder and the right to assign this Agreement, provided that Company shall remain liable hereunder unless such assignment is to an entity which succeeds to all or substantially all of the assets of Company hereunder, or to an affiliate of Company, which assumes Company’s obligations in writing, in which event such assignment shall be a novation releasing Company of any further liability hereunder. Employee shall not have the right to assign this Agreement or any part hereof, or delegate any of

Employee’s obligations hereunder, and any such purported assignment and/or delegation shall be null and void ab initio.

10.	NO OBLIGATION TO PRODUCE:

It is understood and agreed that Company shall have no obligation to produce, complete, release, distribute, advertise or exploit any film or program, and Employee releases Company from any liability for any loss or damage Employee may suffer by reason of Company’s failure to produce, complete, release, distribute, advertise or exploit such programs. Nothing contained in this Agreement shall constitute a partnership or joint venture by the parties hereto.

11.	AGREEMENT TO EXECUTE AND DELIVER ALL DOCUMENTS REQUIRED:

Employee agrees to execute and deliver to Company any and all documents consistent herewith which Company shall reasonably deem desirable or necessary to further effectuate the purposes of this Agreement. In case of Employee’s refusal or failure to so execute or deliver, or cause to be so executed and delivered, any assignment or other instrument herein provided for after a reasonable opportunity to review and comment, then in such event, Employee hereby nominates, constitutes and appoints Company and Company shall therefore be deemed to be Employee’s true and lawful attorney-in-fact, irrevocably, to execute and deliver all of such documents, instruments and assignments in Employee’s name and on Employee’s behalf after Employee’s reasonable opportunity to review (not less than five (5) days) and provide timely comments to the language thereof. Company shall provide Employee with a copy of any document so executed, provided that any casual or inadvertent failure to provide any such copy shall not constitute a breach of this Agreement.

12.	COMPUTATION OF TIME PERIOD; MANNER OF DELIVERY:

The time in which any act provide by this Agreement is to be done shall be computed by excluding the first day and including the last, unless the last day is a Saturday, Sunday or legal holiday, and then it is also excluded. All payments and notices shall be deemed delivered upon three (3) days after the date of posting as first-class mail in the United States mail, postage prepaid, and addressed to the respective party upon whom it is to be delivered, or, as to notices only, upon the date of confirmed facsimile transmission.

13.	WAIVER:

Either party’s failure to enforce any provision(s) of this Agreement shall not in any way be construed as a waiver of any such provision(s), or to prevent that party thereafter from enforcing each and every other provision of this Agreement.

14.	GOVERNING LAW; VENUE:

This Agreement shall be governed by and construed in accordance with Connecticut law, without regard to its conflict of law rules. Any action or proceeding seeking the interpretation or enforcement of this Agreement may be brought in the state or federal courts governing Fairfield County, Connecticut, and the parties hereby submit themselves to the personal jurisdiction of such courts for such purpose.

15.	SEVERABILITY:

Unless it would fundamentally frustrate a party’s benefit of the bargain hereunder, should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity of any remaining portions, which remaining portions shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may for any reason, be hereafter declared invalid or unenforceable.

16.	CAPTIONS; COUNTERPARTS:

The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meanings or construction of any of the provisions hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.	NOTICES:

All communications provided for hereunder shall be in writing and shall be delivered personally, or mailed by registered mail, or by prepaid overnight air courier, or by facsimile communication, in each case addressed:

If to Company:	WORLD WRESTLING
ENTERTAINMENT, INC.
1241 East Main Street
Stamford, Connecticut 06902
Attn: Edward L. Kaufman

With a copy to:	Hansen, Jacobson, Teller, Hoberman,
Newman, Warren & Sloane, L.L.P.
450 North Roxbury Drive, 8th Floor
Beverly Hills, California 90210
Fax: (310) 550-5209
Attention: Craig Jacobson

If to Joel Simon:	Joel Simon
c/o Del, Shaw, Moonves, Tanaka &
Finkelstein
2120 Colorado Avenue
Suite 200
Santa Monica, California 90404
Attention: Jeffrey S. Finkelstein, Esq.
18.	FCC:

Employee hereby agrees that Employee has not and will not accept or agree to accept for Employee’s own benefit, or pay or agree to pay, any money, service or other valuable consideration, other than the compensation payable hereunder, for the inclusion of any matter, including, but not by way of limitation, the name of any person, product, service, trademark or brand name as a part of any program in connection with which Employee’s services are rendered hereunder. Notwithstanding the foregoing, Employee shall not be deemed to be in breach of this provision in the event that Division enters into appropriate product placement or similar agreements, subject to any applicable laws and regulations regarding such agreements.

19.	ENTIRE AGREEMENT:

These Standard Terms and Conditions, along with the terms of the employment agreement to which these Standard Terms and Conditions are attached constitute the entire agreement of the parties with regard to the subject hereof.
End of Standard Terms and Conditions